Exhibit 10.3

THE CORPORATE EXECUTIVE BOARD
DEFERRED COMPENSATION PLAN, AS AMENDED

-i-

THE CORPORATE EXECUTIVE BOARD
DEFERRED COMPENSATION PLAN
          The Corporate Executive Board Company (the “Company”) has determined that it is in the best interests of the Company to establish The Corporate Executive Board Deferred Compensation Plan (the “Plan”) for a select group of management or highly compensated employees in order to serve as a vehicle for attracting, incentivizing, and retaining high quality executive employees. The Plan was originally adopted as of the Effective Date and has been subsequently amended, effective as of January 1, 2006, to read as follows:
ARTICLE I
TITLE AND DEFINITIONS
1.1	Definitions.
          Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.
          (a) “Account” or “Accounts” shall mean all of such accounts as are specifically authorized for inclusion in this Plan.
          (b) “Base Salary” shall mean a Participant’s annual base salary and such commissions and bonuses as may be designated as deferrable as Base Salary by the Committee and which do not otherwise meet the definition of Incentive Compensation. Base Salary shall exclude all other bonus, incentive and all other remuneration for services rendered to Company and shall be determined prior to reduction for any salary contributions to a plan established pursuant to Sections 125, 132 or 401(k) of the Code. In the case of a Participant who is a member of the Board of Directors, the term “Base Salary” shall also include any director fees or director retainers otherwise payable to such Participant.
          (c) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Committee. Any designation shall be revocable at any time through a written instrument filed by the Participant with the Committee with or without the consent of the previous Beneficiary. No designation of a Beneficiary other than the Participant’s spouse shall be valid unless consented to in writing by such spouse. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the Participant’s estate, as represented by the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within ninety (90) days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed one hundred eighty (180) days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Payment by Company pursuant to any unrevoked Beneficiary designation, or to the Participant’s estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of Company.
          (d) “Board of Directors” or “Board” shall mean the Board of Directors of Company.
          (e) [Reserved]
          (f) “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (g) “Committee” shall mean the Compensation Committee of the Board, which shall administer the Plan in accordance with Article VII.
          (h) “Company” shall mean The Corporate Executive Board Company.
          (i) “Company Contribution Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with an amount equal to the Participant’s Company Discretionary Contribution Amount, if any, and Company Matching Contribution Amount, if any, and earnings and losses on such amounts pursuant to Section 4.2.
          (j) “Company Discretionary Contribution Amount” shall mean such discretionary amount if contributed by the Company for a Participant for a Plan Year. Such amount may differ from Participant to Participant in amount, including no contribution and including differences expressed as different percentages of Compensation.
          (k) “Company Matching Contribution Amount” shall mean such amount, if any, contributed by the Company for each Participant for a Plan Year. Such amount may differ from Participant to Participant in amount, including no contribution and including differences expressed as different percentages of Compensation.

          (l) “Compensation” shall mean Base Salary, Incentive Compensation and Ad Hoc Awards.
          (m) “Deferral Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (1) the portion of the Participant’s Compensation that he or she elects to defer, and (2) earnings and losses pursuant to Section 4.1.
          (n) “Disabled” or “Disability” shall mean the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under a disability program covering employees of the Company. The Committee shall determine whether or not a Participant has become Disabled for purposes of the Plan.
          (o) “Distributable Amount” shall mean the vested balance in the Participant’s Deferral Account and Company Contribution Account.
          (p) “Effective Date” shall be July 1, 2005
          (q) “Eligible Employee” shall mean (i) those employees who job titles are listed in Exhibit A attached hereto and (ii) any outside director of the Company.
          (r) “Fund” or “Funds” shall mean one or more of the investment funds selected by the Committee pursuant to Section 3.2(b).
          (s) “Hardship Distribution” shall mean a severe financial hardship to the Participant resulting from an unforeseeable emergency. An unforeseeable emergency shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that would constitute an unforseeable emergency will depend upon the facts of each case, but, in any case, a Hardship Distribution may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.
          (t) “Incentive Compensation” shall mean such bonuses and/or commissions as may be designated as deferrable as Incentive Compensation by the Committee and which are based on services performed for the Company over a period of at least twelve (12) months and which meet the requirements of “performance-based compensation” as defined in Section 409A(a)(4)(B)(iii) of the Code.

          (u) “Initial Election Period” shall mean the thirty (30) day period prior to the Effective Date of the Plan, or the thirty (30) day period following the time an employee shall first be designated by the Company as an Eligible Employee.
          (v) “Interest Rate” shall mean, for each Fund, an amount equal to the net gain or loss on the assets of such Fund determined on a daily basis.
          (w) “Key Employee” shall mean those employees defined under Section 416(i) of the Code without regard to paragraph (5) thereof.
          (x) “Participant” shall mean any Eligible Employee who becomes a Participant in this Plan in accordance with Article II.
          (y) “Payment Date” shall be the date selected by the Participant to receive or to commence receipt of benefits under the Plan, subject to the rules set forth under the Plan or the date on which the rules of the Plan otherwise provide for a payment to the Participant or the Participant’s Beneficiary.
          (z) “Plan” shall be The Corporate Executive Board Deferred Compensation Plan.
          (aa) “Plan Year” shall be January 1 to December 31. The first Plan Year shall be July 1, 2005 to December 31, 2005.
          (bb) “Scheduled Withdrawal Date” shall mean the distribution date elected by the Participant for an in-service withdrawal of amounts from the Participant’s Accounts which were deferred in a given Plan Year, and earnings and losses attributable thereto, as set forth on the election form for such Plan Year.
          (cc) “Trust” shall mean the grantor trust initially established between the Company and First American Trust, FSB.
          (dd) “Trustee” shall mean First American Trust, FSB.
          (ee) “Ad Hoc Award” shall mean an award in cash or property that is subject to a forfeiture condition requiring the continued performance of services for a period of at least twelve (12) months from the date of grant and is also subject to the initial election rules set forth in Section 3.1(d).
ARTICLE II
PARTICIPATION
          An Eligible Employee shall become a Participant in the Plan by completing certain electronic enrollment procedures, including any required insurance applications.

ARTICLE III
DEFERRAL ELECTIONS
3.1	Elections to Defer Compensation.
          (a) Initial Election Period. Subject to the provisions of Article II, each Eligible Employee may elect to defer Compensation by filing with the Committee an election that conforms to the requirements of this Section 3.1, following certain electronic election procedures established by the Committee, no later than the last day of his or her Initial Election Period.
          (b) General Rule. The amount of Compensation which an Eligible Employee may elect to defer is such Compensation earned on or after the time at which the Eligible Employee elects to defer in accordance with Sections 1.1(u) and 3.1(a) and shall be a percentage which shall not exceed One Hundred Percent (100%) of the Eligible Employee’s Compensation, provided that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, by the amounts needed to satisfy Social Security Tax (including Medicare), income tax and employee benefit plan withholding requirements all as determined in the sole and absolute discretion of the Committee. The minimum contribution which may be made in any Plan Year by an Eligible Employee shall not be less than Five Thousand Dollars ($5,000), provided such minimum contribution can be satisfied from any element of Compensation. Notwithstanding the previous sentence, the minimum contribution shall be reduced for the first Plan Year to the amount of Three Thousand Dollars ($3,000).
          (c) Duration of Compensation Deferral Election. In the case of an Eligible Employee who first becomes eligible to participate in the Plan as of the Effective Date, such Eligible Employee’s initial election to defer Compensation must be prior to the Effective Date and is to be effective with respect to Compensation earned after such deferral election is processed. Such election shall be irrevocable for a Plan Year and shall continue in effect unless and until modified for subsequent Plan Years. The Committee may, in its discretion and on a year by year basis, permit a Participant to make separate elections in respect of (i) the component of Base Salary which does not consist of bonus and/or commissions and (ii) the component of Base Salary which does consist of bonus and/or commissions. A Participant may increase, decrease or terminate a deferral election with respect to Base Salary for any subsequent Plan Year by filing a new election not less than fifteen (15) days prior to the beginning of the next calendar year. A Participant may increase, decrease or terminate a deferral election with respect to Incentive Compensation for any subsequent Plan Year by filing a new election within such time frame as may be determined by the Committee but which shall in no event be less than six months prior to the end of twelve (12) month performance period on which such Incentive Compensation is based. In the case of an employee who becomes an Eligible Employee after the Effective Date, such Eligible Employee shall have thirty (30) days after the date he or she has become an Eligible Employee to make an Initial Election with respect to Compensation. Such election shall be for the remainder of the Plan Year, in the event the Plan Year has commenced. In the event that an election which is made in respect of a Plan Year covers a component of Base Salary which is earned in part during such Plan Year and in part during the immediately succeeding Plan Year, such election shall not apply to any portion of such component of Base Salary at the time such component of Base Salary becomes otherwise payable in such immediately succeeding Plan Year. Instead, any deferral relating to such component of Base Salary must instead be made (i) through a separate election during the calendar year preceding the calendar year in which such component of Base Salary otherwise becomes payable or (ii) through a continuation of the original election into such subsequent Plan Year through a failure to modify or revoke such original election.
          (d) Elections other than Elections during the Initial Election Period. Subject to the limitations of Section 3.1(b) above, any Eligible Employee who has terminated a prior Compensation deferral election may elect to again defer Compensation, by filing an election, on a form provided by the Committee, to defer Compensation as described in Sections 3.1(b) and 3.1(c) above. An election to defer Compensation must be filed in a timely manner in accordance with Section 3.1(c).
          (e) Elections to defer Ad Hoc Awards. Notwithstanding any other provision set forth in this Section 3.1 to the contrary, any Eligible Employee may elect to defer an Ad Hoc Award pursuant to certain procedures established by the Committee so long as the initial election is made no later than thirty (30) days after the date of grant of the Ad Hoc Award. Pursuant to the definition of Ad Hoc Award, the election must be made at least twelve (12) months before the Eligible Employee has earned a nonforfeitable right to any portion of such Ad Hoc Award.
3.2	Investment Elections.
          (a) At the time of making the deferral elections described in Section 3.1, the Participant shall designate, on a form provided by the Committee, the types of investment funds in which the Participant’s Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account. In making the designation pursuant to this Section 3.2, the Participant may specify that all or any percentage of his or her Account be deemed to be invested, in whole percentage increments, in one or more of the types of investment funds provided under the Plan as communicated from time to time by the Committee. A Participant may change the designation made under this Section 3.2 by filing an election, on a form provided by the Committee, which change shall be made effective as soon as reasonably practicable after receipt by the Committee of such form. If a Participant fails to elect a type of fund under this Section 3.2, he or she shall be deemed to have elected the money market type of investment fund.
          (b) Although the Participant may designate the type of investment funds used to measure the earnings or losses to be credited to the Participant’s Accounts, the Committee shall have the right to change the range and type of available investment funds for these purposes at any time and from time to time. The Committee shall select from time to time, in its sole and absolute discretion, commercially available investments of each of the types communicated by the Committee to the Participant pursuant to Section 3.2(a) above to be the Funds. The Interest Rate of each such commercially available investment fund shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article IV.

ARTICLE IV
DEFERRAL ACCOUNTS AND TRUST FUNDING
4.1	Deferral Accounts.
          The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant’s Deferral Account shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to an investment fund elected by the Participant pursuant to Section 3.2(a). A Participant’s Deferral Account shall be credited as follows:
          (a) As soon as administratively feasible after amounts are withheld and deferred from a Participant’s Compensation, the Committee shall credit the investment fund subaccounts of the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant’s election under Section 3.2(a); that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the investment fund subaccount corresponding to that investment fund;
          (b) Each business day, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount minus withdrawals debited that day to the investment fund subaccount by the Interest Rate for the corresponding fund selected by the Company pursuant to Section 3.2(b).
          (c) In the event that a Participant elects for a given Plan Year’s deferral of Compensation to have a Scheduled Withdrawal Date, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with such Plan Year’s deferral of Compensation.
4.2	Company Contribution Account.
          If the Company elects to credit a Company Discretionary Contribution Amount or a Company Matching Contribution Amount on behalf of a Participant, the Committee shall establish and maintain a Company Contribution Account for such Participant. Each Participant’s Company Contribution Account shall be further divided into separate investment fund subaccounts corresponding to the investment fund elected by the Participant for the purpose of determining the earnings or losses to be credited under the Participant’s Company Contribution Account pursuant to Section 3.2(a). A Participant’s Company Contribution Account shall be credited as follows:
          (a) As soon as administratively feasible after a Company Discretionary Contribution Amount or Company Matching Contribution Amount is contributed by the

Company, the Committee shall credit the investment fund subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Discretionary Contribution Amount, if any, applicable to that Participant, that is, the proportion of the Company Discretionary Contribution Amount, if any, or Company Matching Contribution Amount, if any, which the Participant elected to be deemed to be invested in a certain type of investment fund shall be credited to the corresponding investment fund subaccount; and
          (b) Each business day, each investment fund subaccount of a Participant’s Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount minus withdrawals debited that day to the investment fund subaccount by the Interest Rate for the corresponding Fund selected by the Company pursuant to Section 3.2(b).
4.3	Trust Funding.
          The Company has created a Trust with First American Trust, FSB as the Trustee. The Company shall contribute to the Trust (1) an amount equal to the amount deferred by each Participant; (2) the aggregate amount of any Company Discretionary Contribution Amounts; and (3) the aggregate amount of any Company Matching Contribution Amounts.
          Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Company. Any assets held in the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of insolvency as defined in Section 3.1 of the Trust.
ARTICLE V
VESTING
          A Participant shall be 100% vested in any Base Salary deferred under this Plan. A Participant shall be vested in accordance with the specific governing vesting schedule with respect to any Incentive Compensation, Company Discretionary Contribution Amount and Company Matching Contribution Amount announced at the time such contributions, if any, are made by the Company. A Participant shall be vested in accordance with the specific governing vesting schedule with respect to any Ad Hoc Awards announced at the time such Awards, if any, are made by the Company.

ARTICLE VI
DISTRIBUTIONS
6.1	Distribution of Deferred Compensation and Discretionary Company Contributions.
          (a) Distribution Not Due To Scheduled Withdrawal Date. Except for Participants who are Key Employees pursuant to Section 1.1(w), in the case of a Participant who terminates employment with the Company for any reason other than death and who has an Account balance of Five Thousand Dollars ($5,000) or more, the Distributable Amount shall be paid to the Participant in the form of a lump sum payment on the Participant’s Payment Date. An optional form of benefit may be elected by the Participant, on the form provided by Company, during his or her Initial Election Period (subject to subsequent amendments as discussed in the next paragraph). Except for Participants who are Key Employees pursuant to Section 1.1(w), the optional form of benefits shall be substantially equal annual installments over a period not to exceed fifteen (15) years beginning on the Participant’s Payment Date.
               In the case of a Participant who terminates employment with Company, who is not a Key Employee under Section 1.1(w), and has an Account balance of less than Five Thousand Dollars ($5,000), the Distributable Amount shall be paid to the Participant in a lump sum distribution on the Participant’s Payment Date.
               In the case of a Participant who terminates employment with the Company for any reason other than death and who is a Key Employee under Section 1.1(w), the Distributable Amount under this Section 6.1(a) shall be paid or payments shall commence to the Participant no sooner than six (6) months following the date from which such Participant terminates employment with the Company. This six (6) month restriction shall not apply to a termination of employment due to death.
               The Participant’s Account shall continue to be credited with earnings pursuant to Section 4.1 of the Plan until all amounts credited to his or her Account under the Plan have been distributed.
          (b) Distribution Due To Scheduled Withdrawal Date. In the case of a Participant who has elected a Scheduled Withdrawal Date for a distribution while still in the employ of the Company, such Participant shall receive his or her Distributable Amount, but only with respect to those deferrals of Compensation, vested Matching Contribution Amounts, if any, and vested Company Discretionary Contribution Amounts, if any, and earnings on such deferrals of Compensation, Matching Contribution Amounts and Company Discretionary Contribution Amounts as shall have been elected by the Participant to be subject to the Scheduled Withdrawal Date in accordance with Section 1.1(bb) of the Plan. A Participant’s Scheduled Withdrawal Date with respect to deferrals of Compensation, Matching Contribution Amounts and Company Discretionary Contribution Amounts deferred in a given Plan Year can be no earlier than two (2) years from the last day of the Plan Year for which the deferrals of Compensation, Matching Contribution Amounts and Company Discretionary Contribution Amounts are made.

Participants may elect to have such amounts paid in the form of a lump sum distribution or annual installments not to exceed five (5) years. Such lump sum distribution will be paid or such installments will commence in March of the year specified. A Participant may extend the Scheduled Withdrawal Date for any Plan Year, provided such extension occurs at least one (1) year before the Scheduled Withdrawal Date and provided that the first payment with respect to which such election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have commenced or have been made. In the event a Participant terminates employment with Company prior to a Scheduled Withdrawal Date, other than by reason of death or Disability the portion of the Participant’s Account associated with a Scheduled Withdrawal Date, which has not occurred prior to such termination, shall be distributed pursuant to the form of benefit elected under Section 6.1(a) for distributions not due to a Scheduled Withdrawal Date. Finally, if a Participant Account balance associated with a Scheduled Withdrawal Date is less than Five Thousand Dollars ($5,000) as of the Scheduled Withdrawal Date, such amount shall be paid to the Participant (and after his or her death to his or her Beneficiary) in a lump sum distribution on the Scheduled Withdrawal Date.
          (c) Distribution for Termination of Employment due to Death or Disability. In the case of a Participant who dies or who becomes Disabled while employed by the Company, his or her vested balance in his or her Account shall be paid as soon as practicable to his or her Beneficiary (in the case of death) or to the Participant (in the case of Disability) in a lump sum payment, less any applicable withholding.
          (d) Post-Termination Death Benefit. In the event a Participant dies after his or her termination of employment and still has a vested balance in his or her Account, the vested balance of such Account shall be paid as soon as practicable to the Participant’s Beneficiary in a lump sum payment, less any applicable withholding.
6.2	[Reserved.]

6.3	Hardship Distribution.
          A Participant shall be permitted to elect a Hardship Distribution from his or her vested Accounts in accordance with Section 1.1(s) of the Plan prior to the Payment Date, subject to the following restrictions:
          (a) The election to take a Hardship Distribution shall be made by filing a form provided by and filed with Committee prior to the end of any calendar month.
          (b) The Committee shall have made a determination that the requested distribution constitutes a Hardship Distribution in accordance with Section 1.1(s) of the Plan.
          (c) The amount determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Committee.
6.4	Inability to Locate Participant.

          In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.
ARTICLE VII
ADMINISTRATION
7.1	Committee.
          The members of the Committee shall consist of the members of the Compensation Committee of the Board of Directors, as such Compensation Committee may be constituted from time to time.
7.2	Committee Action.
          The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chair or any other member or members of the Committee designated by the Chair may execute any certificate or other written direction on behalf of the Committee.
7.3	Powers and Duties of the Committee.
          (a) The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:
               (1) To select the Funds in accordance with Section 3.2(b) hereof;
               (2) To construe and interpret the terms and provisions of this Plan, including any ambiguity;
               (3) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;
               (4) To maintain all records that may be necessary for the administration of the Plan;
               (5) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

               (6) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;
               (7) To appoint a Plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and
               (8) To take all actions necessary for the administration of the Plan, including determining whether to hold or discontinue the Policies.
7.4	Construction and Interpretation.
          The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.
7.5	Information.
          To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.
7.6	Compensation, Expenses and Indemnity.
          (a) The members of the Committee shall serve without compensation for their services hereunder.
          (b) The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.
          (c) To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.
7.7	Quarterly Statements.

          Under procedures established by the Committee, a Participant shall have access to an electronic statement with respect to such Participant’s Accounts on a quarterly basis.
7.8	Disputes.
          (a) Claim.
          A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) must file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to the Chair of the Committee.
          (b) Claim Decision.
          Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for special circumstances.
          If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (A) the specified reason or reasons for such denial; (B) the specific reference to pertinent provisions of this Plan on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (E) the time limits for requesting a review under subsection (c).
          (c) Request For Review.
          Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review its prior determination. Such request must be addressed to the Chair of the Committee. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Committee’s determination.
          (d) Review of Decision.
          Within sixty (60) days after the Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.
ARTICLE VIII
MISCELLANEOUS
8.1	Unsecured General Creditor.
          Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
8.2	Restriction Against Assignment.
          The Committee shall cause all amounts payable hereunder to be paid only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.
8.3	Withholding.
          The Committee shall cause to be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Committee shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.4	Amendment, Modification, Suspension or Termination.
          The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts. In addition, no amendment may be made to the Plan to increase or mandate Company Discretionary Contribution Amounts and/or Company Matching Contribution Amounts absent approval by the Board. In the event that this Plan is terminated due to a “Change in Control,” the amounts allocated to a Participant’s Accounts shall be distributed to the Participant in a lump sum within thirty (30) days following the date of termination of the Plan. For these purposes, the term “Change in Control” shall mean either: (a) the “acquisition” by a “person” or “group” (as those terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder), other than by Permitted Holders, of beneficial ownership (as defined in Exchange Act Rule 13d-3) directly or indirectly, of any securities of the Company or any successor of the Company immediately after which such person or group owns securities representing more than fifty percent (50%) of the total fair market value or the combined voting power of the Company or any successor of the Company; (b) within any twelve (12) month period, the individuals who were directors of the Company as of July 1, 2005 (the “Incumbent Directors”) ceasing for any reason other than death or disability to constitute at least a majority of the Board of Directors of the Company, provided that any director who was not a director as of July 1, 2005 shall be deemed to be an Incumbent Director if such director was appointed or elected to the Board of Directors of the Company by, or on the recommendation or approval of, at least a majority of directors who then qualified as Incumbent Directors, provided further that any director appointed or elected to the Board of Directors of the Company to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an Incumbent Director; (c) approval by the stockholders of the Company of any merger, consolidation or reorganization involving the Company, unless either (A) the stockholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the company(ies) resulting from such merger, consolidation or reorganization in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or (B) the stockholders of the Company immediately after such merger, consolidation or reorganization include Permitted Holders; (d) approval by the stockholders of the Company of a transfer of fifty percent (50%) or more of the assets of the Company, unless the person to which such transfer is made is either (A) a Subsidiary of the Company, (B) wholly owned by all of the stockholders of the Company, or (C) wholly owned by Permitted Holders; or (e) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
8.5	Governing Law.
          This Plan shall be construed, governed and administered in accordance with the laws of the State of Delaware, except where pre-empted by federal law.
8.6	Receipt or Release.

          Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
8.7	Payments on Behalf of Persons Under Incapacity.
          In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.
8.8	Limitation of Rights and Employment Relationship
          Neither the establishment of the Plan and Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company or the trustee of the Trust except as provided in the Plan and Trust; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan and Trust.
8.9	Headings.
          Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

EXHIBIT A
          Effective July 1, 2005, employees with job titles of Senior Director, Practice Manager or above shall be eligible to participate in the Plan.

A-1